Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:          Maryellen Thielen

(847) 402-5600

Allstate Elects Kermit R. Crawford to Board

Board Increased to 13 Directors

NORTHBROOK, Ill., December 17, 2012 – The Allstate Corporation (NYSE: ALL) announced that Kermit R. Crawford, 53, Walgreen Co. president of pharmacy, health and wellness, has been elected to its board of directors, effective January 30, 2013. Crawford’s election will increase the number of Allstate board members to 13. Crawford will stand for election at Allstate’s shareholder meeting in May, as the company’s board members are elected annually.

Crawford has been Walgreens president of pharmacy, health and wellness since 2010. He joined the company in 1983 as a pharmacist and successfully took on increasing operating responsibilities, becoming senior vice president of pharmacy services in 2007.

“Kermit’s operating experience at a trusted national brand dedicated to providing an excellent customer experience will complement the strong capabilities of the Allstate board,” said Thomas J. Wilson, chairman, president and chief executive officer. “His expertise is highly relevant to our strategy of providing unique products to different customer segments, the largest of which is served by local Allstate agencies.”

“I am thrilled to be joining such a talented and respected board that helps keep Allstate at the forefront of change,” said Crawford.

Crawford serves on the boards of the National Association of Chain Drug Stores, Northwestern Lake Forest Hospital, the American Diabetes Association (Northern Illinois and Indiana Region) and the Commercial Club of Chicago. He is also a member of the board of councilors at the University of Southern California School of Pharmacy and the apothecary board of advisors at Florida A&M University College of Pharmacy and Pharmaceutical Sciences. Crawford received his bachelor’s degree from Texas Southern University College of Pharmacy and Health Sciences in 1983. Among other recognition, Crawford was honored by Chain Drug Review in 2009 as Pharmacy Executive of the Year.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment. Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

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